UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                         SciClone Pharmaceuticals, Inc.
                         ------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                         ------------------------------
                         (Title of Class of Securities)


                                    80862K104
                                 --------------
                                 (CUSIP Number)


                                December 15, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

( )      Rule 13d-1(b)
(x)      Rule 13d-1(c)
( )      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               (Page 1 of 6 Pages)

CUSIP No. 80862K104                   13G                      Page 2 of 6 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
   Halifax Fund, L.P.
--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
      (a)       [ ]
      (b)       [ ]
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
--------------------------------------------------------------------------------
              5)  SOLE VOTING POWER
                  2,137,068
NUMBER OF     ------------------------------------------------------------------
SHARES        6)  SHARED VOTING POWER
BENEFICIALLY      0
OWNED BY      ------------------------------------------------------------------
EACH          7)  SOLE DISPOSITIVE POWER
REPORTING         2,137,068
PERSON WITH   ------------------------------------------------------------------
              8)  SHARED DISPOSITIVE POWER
                  0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,137,068
--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                        [ ]
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    9.9%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON:
    OO
--------------------------------------------------------------------------------

 Item 1(a).  Name of Issuer:
----------  ---------------

                           SciClone Pharmaceuticals, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
----------  ------------------------------------------------

                           901 Mariners Island Blvd
                           Suite 315
                           San Mateo, California  94404


Item 2(a).  Name of Person Filing:
----------  ----------------------

                           Halifax Fund, L.P.


Item 2(b).  Address of Principal Business Office:
----------  -------------------------------------

                           c/o The Palladin Group, L.P.
                           40 West 57th Street
                           15th Floor
                           New York, NY  10019


Item 2(c).  Citizenship:
----------  ------------

                           Cayman Islands


Item 2(d).  Title of Class of Securities:
----------  -----------------------------

                           Common Stock


Item 2(d).  CUSIP Number:
----------  -------------

                           80862K104


                                Page 3 of 6 Pages

                  If this statement is filed pursuant to Rule 13d-1(b) or
                  13d-2(b) or (c),
Item 3.           check whether the person filing is a:
-------           --------------------------------------------------------------
(a)  [ ]          Broker or dealer registered under Section 15 of the Exchange
                  Act.
(b)  [ ]          Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  [ ]          Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
(d)  [ ]          Investment company registered under Section 8 of the
                  Investment Company Act.
(e)  [ ]          An investment advisor in accordance with
                  Rule 13d-1(b)(1)(ii)(E);
(f)  [ ]          An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
(g)  [ ]          A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
(h)  [ ]          A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
(i)  [ ]          A church plan that is excluded form the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act;
(j)  [ ]          Group, in accordance with Rule 13d-1(b)1)(ii)(J).


Item 4.  Ownership.
-------  ---------
(a)      Amount Beneficially Owned:                                   2,137,068
(b)      Percent of Class:                                                  9.9%
(c)      Number of Shares to which such person has:
         (i)       Sole power to vote or direct
                   the vote:                                          2,137,068
         (ii)      Shared power to vote or direct
                    the vote:                                                 0
         (iii)     Sole power to dispose or to direct
                   the deposition of:                                 2,137,068
         (iv)      Shared power to dispose or to
                   direct the disposition of:                                 0

                                Page 4 of 6 Pages

Item 5.  Ownership of Five Percent or Less of a Class.
-------  ---------------------------------------------

         If this statement is being filed to report the fact that as of the date of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


         Ownership of More than Five Percent on Behalf of
Item 6.  Another Person
-------  ------------------------------------------------

                                 Not Applicable.


         Identification and Classification of the
         Subsidiary Which acquired the Security Being
Item 7.  Reported on By the Parent Holding Company
-------  --------------------------------------------

                                 Not Applicable.


         Identification and Classification of Members of
Item 8.  the Group.
-------  -----------------------------------------------

                                 Not Applicable.


Item 9.  Notice of Dissolution of the Group.
-------  -----------------------------------

                                 Not Applicable.

                                Page 5 of 6 Pages

Item 10.  Certification.
--------  --------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 6, 1999
                                        ----------------------------------------
                                                       Date


                                        Halifax Fund, L.P.

                                        By: The Palladin Group, L.P.
                                            Attorney-in-fact

                                        By: Palladin Capital  Management, L.L.C.
                                                              General Partner

                                        /s/ Robert L. Chender
                                        ----------------------------------------
                                                     Signature

                                        Robert L. Chender
                                        Duly Authorized Signatory
                                        ----------------------------------------
                                                     Name/Title


                                Page 6 of 6 Pages